Exhibit (99)(a)

Media Contacts: Mary Eshet 704-383-7777 Doug Caldwell 704-715-2006 Investor Contact: Alice Lehman 704-374-4139 Ellen Taylor 704-383-1381
Press Release Monday, Oct. 2, 2006 WACHOVIA COMPLETES GOLDEN WEST MERGER

CHARLOTTE, N.C. – Wachovia Corporation (NYSE: WB) announced today that it has completed the merger with Golden West Financial Corporation.

“We are excited about the opportunities presented as we join forces with one of the country’s premier financial institutions. The combination of Wachovia and Golden West greatly enhances our market presence, product set and mix of businesses, enabling us to deliver a stronger value proposition for our customers and shareholders,” said Ken Thompson, Wachovia chairman and chief executive officer. “For the past four months, teams from Wachovia and Golden West have worked together diligently to plan for the integration of our two companies. We are now totally focused on implementing the integration plan and delivering exceptional service and products to our customers. On behalf of all my Wachovia teammates, we welcome the employees of Golden West.”

“Today marks a momentous occasion when two great companies join to form an even greater, new company,” said Herbert M. Sandler, Golden West chairman emeritus. “We have tremendous confidence in the combined Wachovia-Golden West team.”

Added Marion O. Sandler, Golden West chairman emeritus, “We want to thank the employees of Golden West for the contributions they have made to the success of this company. The opportunity to bring Wachovia and Golden West together is a perfect capstone to our 43-year record of delivering outstanding performance.”

Wachovia is one of the largest diversified financial services companies in the U.S. with leading market share in numerous high-growth markets, extensive product offerings and industry-leading customer service. It is the largest bank in the Southeast. It is also a top 10 mortgage and auto loan originator, a leading national brokerage firm and fund manager, combined with a well-positioned corporate and investment bank. Based on pro forma data, the combined company will have an estimated $700 billion in assets and a $107 billion market capitalization. The combined company’s approximately 15 million households and businesses will be served by more than 105,000 employees, approximately 3,400 banking branches, full-service telephone and Internet banking, 5,200 ATMs, nearly 740 brokerage offices and 10,500 registered representatives.

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As a result of the merger, Golden West shareholders will receive approximately 1.051 shares of Wachovia common stock and $18.65 in cash for each share of Golden West common stock they own. Shareholders may access additional information at Wachovia’s Investor Relations Web site, wachovia.com/investor. The site provides access to the most current news and financial information on Wachovia.

The merger integration process is scheduled to be completed mid-2008.

Wachovia has also added two members to its board of directors from Golden West, Jerry Gitt and Maryellen Herringer.

Retail customers of both Wachovia and Golden West are now able to use their current ATM cards and PINs at 5,200 Wachovia and World Savings Bank ATMs across the country to make cash withdrawals or check account balances without paying a fee.

Golden West and Wachovia announced their intention to merge in May 2006.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Including the Golden West merger, Wachovia has retail and commercial banking operations in 21 states with 3,400 retail banking offices from Connecticut to Florida and west to Texas and California. In addition, two core businesses operate under the Wachovia Securities brand name: retail brokerage with 740 offices in 49 states and in Latin America, and corporate and investment banking in selected industries nationwide. Other nationwide businesses include mortgage lending in 39 states and auto finance covering 46 states. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com. Based on June 30, 2006, pro forma data, Wachovia has combined assets of approximately $700 billion and as of Sept. 29, 2006, a combined market capitalization of $107 billion.

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